[ARTICLE] 5
[LEGEND]
THIS EXHIBIT CONTAINS THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF DENCOR ENERGY COST CONTROLS, INC.
[/LEGEND]
     Pursuant to Sections 7-110-103 and 7-110-107 of the Colorado Business Corporation Act, the undersigned corporation certifies to the Secretary of State of Colorado that the following Amended And Restated Articles Of Incorporation of Dencor Energy Cost Controls, Inc. (the "Corporation") were adopted by the Board Of Directors of the Corporation effective as of March 24, 1999 and by the shareholders of the Corporation at the annual meeting of shareholders held on July 22, 1999.

FIRST:  The name of the corporation is Dencor Energy Cost Controls, Inc.

SECOND:  The corporation shall have perpetual existence.

THIRD:
     (a) Purposes. The nature, objects and purposes of the business to be transacted shall be as follows:
          (1) To carry on manufacturing business. To acquire, make, manufacture, produce, sell, lease, rent and develop electrical devices.

          (2)  To carry on the real estate business.  (A) to acquire
(by purchase, exchange, lease, hire or otherwise), hold own, improve, manage, operate, let as lessor, sell, convey, mortgage, and encumber real estate of every kind and character, wherever situated, and interests of all kinds therein, including, but without in any way limiting the generality of the foregoing, shopping centers, stores, office buildings, parking lots, garages, apartment building, hotels, factory buildings and transportation terminals; and (B) to carry on the business of managing agent, broker, finder, consultant and other functions in connection therewith; and (C) to accomplish such purposes by acting either alone or in conjunction with others, as co-owners, partners, joint venturers or otherwise.

          (3) To acquire business. To acquire (whether for cash or in exchange for its assets or securities, or otherwise), operate and deal in other businesses of all types and interests therein.

          (4) To deal in securities and other personal property. To purchase, take, receive, subscribe for, rent, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, let on lease, pledge, hypothecate, encumber, place in voting trust, and otherwise use and deal in and with tangible and intangible personal property of every kind, including but not limited to (A) shares, voting trust certificates, scrip, warrants, options, bonds, debentures, notes, equipment, trust certificates, certificates of deposit and all other kinds and interests in, and obligations of, domestic and foreign corporations, associations, parnterships and individuals; (B) direct and indirect obligations of the United States and all foreign governments, and of the various states, municipal bodies and all other governmental bodies and authorities, wherever located; (C) inventions, patents, patent applications, trademarks and copyrights; and (D) shares of this corporation.

          (5) To engage in other lawful business. To engage in any other lawful business or activity for which corporations may be organized under the laws of Colorado.
     (b) Powers. In furtherance of the foregoing purposes the corporation shall have and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under the law of Colorado. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

FOURTH:

     (a) The total number of shares that the corporation shall have the authority to issue is 30,000,000, consisting of 25,000,000 shares of no par value common stock and 5,000,000 shares of no par value preferred stock.

     The board of directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for the issuance of one or more series of preferred stock, with such voting powers, if any, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the board of directors, including, without limiting the generality of the foregoing, the following:

          (1) the designation of such series, the number of shares to constitute such series and the stated vale thereof if different from the par value thereof;

          (2) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

          (3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividends shall hear to the dividends payable on any shares of stock of any other class of any other series of this class;
          (4) whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices, and other terms and conditions of such redemption;

          (5) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation;

          (6) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

          (7) whether the shares of such series shall be convertible into, or exhangeable for, shares of stock of any other class or classes or of any other series of this class or any other class or classes of capital stock and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

          (8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of stock of any other class or any other series of this class; and

          (9) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class or classes.

     The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which divideds thereon shall be cumulative.

     (b) Each shareholder of record shall have one vote for each share of common stock standing in his name on the books of the corporation and entitled to vote, except that in the elecion of directors he shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall be allowed in the election of directors, but not for any other purpose.

     (c) At all meetings of shareholders, more than 50 percent of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum. A majority of the shares represented at any meeting at which a quorum is present shall be sufficient for the transaction of business, unless the laws of Colorado require a greater number.

     (d) No shareholder of the corporation shall have any pre-emptive or similar right to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securites of any kind convertible into stock or carrying stock purchase warrants or privileges.

     (e) The board of directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation a portion of its assets, in cash or property, subject to the limitations contained in the statute of Colorado.

     FIFTH: The board of directors shall consist of not fewer than three nor more than seven members.

     SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation of the powers conferred by law.

     No contract or other transaction of the corporation with any other persons, firm or corporation, or in which this corporation is interesed, shall be affected or invalidated by (a) the fact that any one or more of the directors or officers of this corporation is interested in or is a director or officer of such other firm or corporation; or (b) the fact that any director or officer of this corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction. Each person who may become a director or officer of the corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in any way interested.

     SEVENTH: Limitation on Director's Liability. The personal liability of each director of the Company shall be eliminated and limited to the full extent permitted by the laws of the State of Colorado, including without limitation as permitted by the provisions of Section 7-108-402 of the Colorado Business Corporation Act and any successor provision, as amended from time to time. No amendment of these Articles of Incorporation or repeal of any of the provisions of these Articles of Incorporation shall limit or eliminate the benefits provided to directors under this provision with respect to any act or omission that occurred prior to that amendment of repeal.

DATED the 1st day of October 1999.

DENCOR ENERGY COST CONTROLS, INC.

By:   Maynard L. Moe, President

    The undersigned, Maynard L. Moe, the President of Dencor Energy Cost Controls, Inc., affirms and acknowledges, under penalty of perjury, that his signature on the foregoing instrument is his act and deed of the corporation and that the facts stated in the foregoing instrument are true.

By    Maynard L. Moe, President